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EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                   PPOL, INC.

      MASAO YAMAMOTO and RICHARD H. IZUMI certify that:

      1. They are the Chief Executive Officer and Secretary, respectively, of PPOL, INC., a California corporation (the "Corporation").

      2. The Board of Directors of the Corporation has approved the following amendment to the Articles of Incorporation of the Corporation.

      3. Article Six of the Articles of Incorporation is amended in its entirety to read as follows:

            "Six: The corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock." The authorized number of shares of Common Stock is 100,000,000, and the authorized number of shares of Preferred Stock is 5,000,000.

            The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

            Each outstanding one hundred (100) shares of Common Stock shall be split up and converted into one (1) share of Common Stock. In lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the average of the bid and ask price of the last reported daily bids and asks of the Corporation's Common Stock in the over-the counter market for the ten (10) consecutive trading days prior to the date on which this Certificate of Amendment of Articles of Incorporation is filed."

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      4.    The amendment was approved by the required vote of shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The Corporation has two classes of stock. There are 20,542,875 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. The total number of votes represented by the outstanding shares of Common Stock of the Corporation and entitled to vote with respect to the amendment is 20,542,875. The number of votes of the outstanding shares of Common Stock of the Corporation voting in favor of the amendment exceeded the vote required, in that the affirmative vote of a majority, that is more than fifty percent (50%) of the outstanding shares of Common Stock, was required for approval of the amendment and the amendment was approved by the affirmative vote of 15,722,148 shares of Common Stock or 76.53% of the outstanding shares.


                                         /s/ Masao Yamamoto
                                         ---------------------------------------
                                         MASAO YAMAMOTO, Chief Executive Officer


                                         /s/ Richard H. Izumi
                                         ---------------------------------------
                                         Richard H. Izumi, Secretary


      Each of the undersigned declares under penalty of perjury under the laws of the State of California that the statements contained in this Certificate are true and correct of his own knowledge.


Dated: March 8, 2007                  /s/ Masao Yamamoto
      ------------------------        ------------------------------------------
                                      Masao Yamamoto


Dated: March 8, 2007                  /s/ Richard H. Izumi
      ------------------------        ------------------------------------------
                                      Richard H. Izumi


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